GERMAN AMERICAN BANCORP ANNOUNCES FIRST QUARTER EARNINGS AND DECLARES QUARTERLY CASH DIVIDEND

JASPER, INDIANA April 29, 2004—German American Bancorp has reported Net Income for the three months ended March 31, 2004 of $1,952,000 or $0.18 per share, representing a $.04 per share increase from the $1,534,000 or $.14 per share in the fourth quarter of 2003. The fourth quarter's earnings were adversely impacted by the effect of a $594,000, or $0.05 per share, after-tax prepayment fee on borrowings.

Compared to the fourth quarter of 2003, the first quarter of 2004 reflects an $88,000 improvement of the Company's net interest income (resulting in the highest level of quarterly net interest income since the first quarter of 2003 and the highest level of net interest margin since the second quarter of 2002) and a $92,000 reduction in operating expenses (excluding the aforementioned prepayment fee related to the extinguishment of borrowings). Other factors negatively affecting the first quarter compared to the fourth quarter were an $86,000 increase in the provision for loan losses and a $315,000 decline in non-interest income, attributable in part to an increase in mortgage servicing rights impairment charges during the first quarter.

A comparison of reported Net Income to the first quarter of 2003 reflects a $.03 per share decrease from the $2,438,000, or $0.21 per share, earned during the same quarter last year. Last year's results contained the benefit of a provision for loan loss reversal, due to loan loss recoveries during the first quarter of 2003. The resulting difference in provision for loan losses between the two periods was $438,000 while the level of net interest income was $307,000 lower in the current year.

Positively impacting the prior year earnings comparison was a continuation of the Company's double digit growth in non-interest income as it grew by $422,000 or 17% for the quarter ended March 31, 2004 compared with the first quarter of 2003. This improvement in non-interest income was offset by a $434,000 increase in non-interest expense primarily attributable to increases in Salaries and Benefits, Professional Fees and Other Operating Expenses.

The increase in Salaries and Benefits was partially due to an increase in employees resulting from the acquisition of property and casualty insurance agencies completed late in the third quarter of 2003, as well as increased sales-related incentive pay associated with the increased revenue in the insurance and financial advisory services segments. The increase in Professional Fees Expense was largely attributable to expenses to ensure the Company's compliance with the provisions of the Sarbanes-Oxley Act while the increase in Other Operating Expense was due to an increased level of intangible amortization resulting from the previously mentioned property and casualty insurance agency acquisitions.

In commenting on the Company's first quarter results, Mark A. Schroeder, President and Chief Executive Officer of the Company, said, "We continue to be very pleased that our efforts to enhance and grow our sources of non-interest-related revenue (such as insurance, trust administration, securities brokerage, and financial planning) are working as demonstrated by the continuation of double-digit growth within these areas during the first quarter of the current year as compared to the same quarter last year. This level of strong growth of non-interest dependent fees and services is particularly important during this period of compressed net interest income and net interest margin related to the current historically low interest rate environment. We're also very encouraged that our levels of net interest income and net interest margin seem to have stabilized and begun to show signs of improvement during the first quarter even though we believe we will likely continue to face a less than optimal level of net interest income and net interest margin as long as short-term interest rates remain at their current historically low levels. Until the economic recovery is sufficiently in place to allow for a return of market interest rates to a more normal level, we will continue to work diligently to position German American to be poised to take advantage of the opportunities that will come with a stronger economic climate."

The Company also announced that its Board of Directors has declared the regular first quarter cash dividend of $0.14 per share. The dividend will be paid on or before May 20, 2004 to shareholders of record as of May 10, 2004.

German American Bancorp is a financial services holding company based in Jasper, Indiana. The Company's Common Stock is traded on NASDAQ's National Market System under the symbol GABC. The Company operates five affiliated community banks with 27 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, Spencer and a Business Lending Center in Evansville, Indiana. The Company also operates German American Financial Advisors & Trust Company, a trust, brokerage and financial planning subsidiary operating from the banking offices of the bank subsidiaries and The Doty Agency, Inc., a full-line property and casualty insurance subsidiary with five independent insurance offices throughout its market area. The Company's lines of business include retail and commercial banking, mortgage banking, comprehensive wealth management, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products.

Forward-Looking Statements

The Company's statements in this press release regarding its expectations relative to its net interest income and net interest margin and it future financial performance may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. The Company's future net interest income and net interest margin and financial performance may vary materially from the Company's present expectations as stated or implied by such forward-looking statements, due to such factors as the unknown future direction of interest rates and the timing and magnitude of any changes in interest rates; the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; acquisitions of other businesses by the Company; actions of the Federal Reserve Board; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited,dollars in thousands except per share data)

Consolidated Balance Sheets

	March 31,
	2004	2003
ASSETS
Cash and Due from Banks	$23,939	$29,088
Short-term Investments	11,075	27,661
Investment Securities	221,937	233,697

Loans Held for Sale	651	9,418

Loans, Net of Unearned Income	608,497	598,706
Allowance for Loan Losses	(8,436)	(8,428)

Net Loans	600,061	590,278

Premises and Equipment	21,502	22,419
Other Assets	38,924	25,706

TOTAL ASSETS	$918,089	$938,267

LIABILITIES
Non-interest-bearing Demand Deposits	$114,692	$100,685
Interest-bearing Demand, Savings, and
Money Market Accounts	271,982	244,332
Time Deposits Less Than $100,000	277,363	301,545
Time Deposits $100,000 or more and
Brokered Deposits	60,209	57,369

Total Deposits	724,246	703,931

Borrowings	98,425	138,339
Other Liabilities	11,242	12,494

TOTAL LIABILITIES	833,913	854,764

SHAREHOLDERS' EQUITY
Common Stock and Surplus	78,694	69,280
Retained Earnings	4,846	12,706
Accumulated Other Comprehensive Income	636	1,517

TOTAL SHAREHOLDERS' EQUITY	84,176	83,503

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$918,089	$938,267

BOOK VALUE PER SHARE	$7.69	$7.64	(1)

END OF PERIOD SHARES OUTSTANDING	10,940,803	10,416,025	(2)

Consolidated Statements of Income

	Three Months Ended
	March 31, 2004	December 31, 2003	March 31, 2003
INTEREST INCOME
Interest and Fees on Loans	$9,705	$9,951	$10,888
Interest on Short-term
Investments	28	66	56
Interest on Investment
Securities	2,043	2,092	2,505

TOTAL INTEREST INCOME	11,776	12,109	13,449

INTEREST EXPENSE
Interest on Deposits	3,133	3,246	3,764
Interest on Borrowings	1,165	1,473	1,900

TOTAL INTEREST EXPENSE	4,298	4,719	5,664

Net Interest Income	7,478	7,390	7,785
Provision for Loan Losses	402	316	(36)

Net Interest Income after
Provision for Loan Losses	7,076	7,074	7,821

NON-INTEREST INCOME
Other Operating Income	2,768	3,113	1,973
Net Gain on Sales of Loans
and Related Assets	182	154	537
Net Gain on Sales of
Securities	5	3	23

TOTAL NON-INTEREST INCOME	2,955	3,270	2,533

NON-INTEREST EXPENSE
Salaries and Benefits	4,615	4,718	4,422
Net Loss on Extinguishment of
Borrowings	---	984	---
Other Operating Expenses	3,142	3,131	2,901

TOTAL NON-INTEREST EXPENSE	7,757	8,833	7,323

Income before Income Taxes	2,274	1,511	3,031
Income Tax Expense	322	(23)	593

NET INCOME	$1,952	$1,534	$2,438

EARNINGS PER SHARE	$0.18	$0.14	$0.21	(1)

DILUTED EARNINGS PER SHARE	$0.18	$0.14	$0.20	(1)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	10,936,799	10,953,785	11,869,714	(1)
Diluted	10,976,988	11,002,990	11,915,315	(1)

(1)	Restated for December 2003 stock dividend.
(2)	End of period shares outstanding were not restated for the effect of stock dividends.